                                                                     EXHIBIT 3.5

           CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                                      OF
                            V.I. TECHNOLOGIES, INC.


     It is hereby certified that:

     1. The name of the Corporation (hereinafter referred to as the "Corporation") is V.I. Technologies, Inc.

     2. In order to increase the number of shares of Common Stock of the Corporation which the Corporation shall have the authority to issue from Twenty Million (20,000,000) to Thirty Million (30,000,000) shares, Article FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

          "FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is thirty million five hundred (30,000,500) shares, of which thirty million (30,000,000) shares shall be shares of common stock, par value $0.01 per share (the "Common Stock"), and five hundred (500) shares shall be shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The designations, voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

          (A)  COMMON STOCK

               Except as provided in this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock, held by the holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

               Subject to the provisions of this Article FOURTH and any further provisions prescribed in accordance herewith, the holders of shares of Common Stock shall be entitled to receive, when and it declared by the board of directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

          (B)  PREFERRED STOCK

               The board of directors is expressly authorized at any time, and from time to time, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

               (a) the designation of and number of shares constituting that series;

               (b) the dividend rate of that series, the conditions and dates upon which dividends thereon shall be payable, the preference or relation which dividends thereon shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether dividends thereon shall be cumulative or non-cumulative;

               (c) whether that series shall have voting rights, full or limited, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

               (d) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (e) whether that series will have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

               (f) whether or not the shares of that series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and if so, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange as the board of directors shall determine;

               (g) the extent, if any, to which the holders of the shares of that series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

               (h) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

               (i) the rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

               (j) any other relative rights, preferences and limitations of that series.

     3. The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by unanimous written consent of all of the members of the Board of Directors of the Corporation and the consent of a majority of the outstanding stock of the Corporation entitled to vote thereon.

     Signed and attested to on April 29, 1997:



                                        /s/ Thomas Ostermueller
                                        ----------------------------------------
                                        Thomas Ostermueller, President

ATTEST:


/s/ Joanne Leonard
-----------------------------------------
Joanne Leonard, Assistant Secretary